                                                                 Exhibit 99.2

For Information Contact
-----------------------
At Greater Bay Bancorp                       At Financial Relations Board
David L. Kalkbrenner                         Lise Needham (general information)
President and CEO                            Stephanie Mishra (analyst contact)
(650) 614-5767                               (415) 986-1591
Steven C. Smith
EVP, COO and CFO
(650) 813-8222

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                         GREATER BAY BANCORP ANNOUNCES
                         29% INCREASE IN CORE EARNINGS

PALO ALTO, CA, April 13, 1999 -- Greater Bay Bancorp (Nasdaq: GBBK), a $1.8 billion in assets financial services holding company, today announced results for the first quarter ended March 31, 1999. Core earnings for the first quarter increased 29% to $5.1 million or $0.50 per diluted share, compared to earnings of $4.0 million or $0.39 per diluted share for the first quarter of 1998. Including the one-time extraordinary charge related to the early retirement of subordinated debt, first quarter 1999 net earnings were $5.0 million or $0.49 per diluted share.

At March 31, 1999, Greater Bay Bancorp's total assets were $1.8 billion, an increase of 35% or approximately $460 million from March 31, 1998. Total loans grew to $1.1 billion, an increase of $362 million or 46% compared to total loans at March 31, 1998. Total deposits increased to $1.5 billion at quarter end, a $433 million or 39% increase since March 31, 1998.

For the first quarter 1999, Greater Bay Bancorp's return on average equity and average assets before the one-time extraordinary charge were 21.78% and 1.25%, respectively, compared to 20.84% and 1.30%, respectively, for the first quarter of 1998.

Mr. David L. Kalkbrenner, President and Chief Executive Officer, stated, "This has been a great quarter for Greater Bay Bancorp. Our Super-Community Banking strategy is clearly working. Greater Bay's earnings remain strong, our loan growth is rapid and we continue to achieve superior asset quality." Mr. Kalkbrenner continued, "We are also focusing our efforts on diversifying our revenue stream while seeking ways to improve our competitive edge."

Mr. Kalkbrenner added, "During the quarter, we signed a definitive merger agreement, which is expected to close in May 1999, with Bay Area Bancshares. We also announced the grand opening of the Greater Bay Bank Santa Clara Valley Commercial Banking Group. These developments further demonstrate our continued commitment to increasing market share within the communities we serve."

GREATER BAY BANCORP ANNOUNCES 29% INCREASE IN CORE EARNINGS
APRIL 13, 1999
PAGE 2


Operating results for the three months ended March 31, 1999, include approximately $118,000 excluding internal staff time, related to the correction of the year 2000 "millennium bug" which impacts all companies. The company has budgeted an anticipated total expenditure of $300,000 in fiscal 1999 to address the year 2000 issues.

Reflecting the high quality of its expanding loan portfolio, Greater Bay Bancorp's ratio of non-performing assets to total assets was 0.22% at March 31, 1999, compared to 0.39% at March 31, 1998. In addition, the allowance for loan losses represented 1.91% of total loans and 554.95% of total non-performing assets at March 31, 1999, compared to 2.12% and 320.78% at March 31, 1998.

During the quarter, the Company's trust fees, depositor services fees, gain on sale of SBA loans, and loan and international banking fees were $1.7 million, up 23% from $1.4 million in the first quarter of 1998.

Greater Bay Bancorp's capital ratios continue to be above the well-capitalized guidelines established by the bank regulatory agencies.

Greater Bay Bancorp and its financial service subsidiaries, Cupertino National Bank, Mid-Peninsula Bank, Peninsula Bank of Commerce and Golden Gate Bank, along with its operating divisions, Greater Bay Bank Santa Clara Commercial Banking Group, Greater Bay Corporate Finance Group, Greater Bay Bank Contra Costa Regional Banking Office, Greater Bay International Banking Division, Greater Bay Trust Company, Pacific Business Funding and Venture Banking Group, serve clients throughout Silicon Valley, the San Francisco Peninsula and the Contra Costa Tri Valley Region, with offices located in San Jose, Cupertino, Santa Clara, Palo Alto, Redwood City, San Mateo, Millbrae, San Bruno, San Francisco and Walnut Creek.

SAFE HARBOR

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form

10-K for the year ended December 31, 1998, and particularly the discussion of risk factors within that document.

For investor information on Greater Bay Bancorp at no charge, call our automated shareholder information line at 1-800-679-2606 or via fax, dial 1-800-PRO-INFO and enter code GBBK. For international access, dial 1-732-544-2850.

                          - FINANCIAL TABLES FOLLOW -

Greater Bay Creater Bay Bancrop Announces 29% Increase In Core Earnings April 13, 1999
Page 3

                               GREATER BAY BANCORP
                       MARCH 31, 1999 - FINANCIAL SUMMARY
                  ($ in 000's, except share and per share data)


---------------------------------------------------------------------------------------------------------------------------------
SELECTED QUARTERLY CONSOLIDATED FINANCIAL CONDITION DATA:

                                                          Mar 31        Dec 31       Sept 30        Jun 30        Mar 31
                                                            1999          1998          1998          1998          1998
                                                      -----------   -----------   -----------   -----------   -----------
Cash and Due From Banks                               $    68,185   $    59,975   $    55,399   $    70,010   $    71,152
Investments                                               511,123       463,470       574,636       558,335       426,098
Loans:
               Commercial                                 560,913       455,077       388,094       372,930       367,384
               Construction                               177,939       173,857       153,378       139,850       121,446
               Real Estate                                320,637       299,111       245,340       227,652       217,845
               Consumer and Other                          89,418        81,089        75,673        81,750        79,177
               Deferred Loan Fees, Net                     (4,358)       (3,343)       (2,966)       (2,446)       (2,904)
                                                      -----------   -----------   -----------   -----------   -----------
                   Total Loans                          1,144,549     1,005,791       859,519       819,736       782,948
                   Allowance for Loan Losses              (21,915)      (21,304)      (19,861)      (17,985)      (16,565)
                                                      -----------   -----------   -----------   -----------   -----------
               Total Loans, Net                         1,122,634       984,487       839,658       801,751       766,383
Other Assets                                               79,354        74,933        65,690        56,773        58,092
                                                      -----------   -----------   -----------   -----------   -----------

Total Assets                                          $ 1,781,296   $ 1,582,865   $ 1,535,383   $ 1,486,869   $ 1,321,725
                                                      ===========   ===========   ===========   ===========   ===========
Deposits:
               Demand, Non-Interest Bearing           $   280,747   $   268,448   $   237,596   $   263,121   $   208,277
               NOW, MMDA and  Savings                     931,256       854,392       802,220       809,594       676,730
               Time Certificates, $100,000 and over       275,639       168,075       198,286       180,891       175,381
               Other Time Certificates                     51,435        51,577        49,830        31,009        46,043
                                                      -----------   -----------   -----------   -----------   -----------
                   Total Deposits                       1,539,077     1,342,492     1,287,932     1,284,615     1,106,431
                                                      -----------   -----------   -----------   -----------   -----------
Other Borrowings                                           69,788        73,734        89,735        82,275        85,142
Other Liabilities                                          24,174        20,963        15,764        14,556        26,857
                                                      -----------   -----------   -----------   -----------   -----------
                   Total Liabilities                    1,633,039     1,437,189     1,393,431     1,381,446     1,218,430
                                                      -----------   -----------   -----------   -----------   -----------
Long-term Subordinated Debt                                     -         3,000         3,000         3,000         3,000
Trust Preferred Securities                                 50,000        50,000        50,000        20,000        20,000
Stockholders' Equity                                       98,257        92,676        88,952        82,423        80,295
                                                      -----------   -----------   -----------   -----------   -----------
                   Regulatory Capital                     148,257       145,676       141,952       105,423       103,295
                                                      -----------   -----------   -----------   -----------   -----------

Total Liabilities and Shareholders' Equity            $ 1,781,296   $ 1,582,865   $ 1,535,383   $ 1,486,869   $ 1,321,725
                                                      ===========   ===========   ===========   ===========   ===========

Average Quarterly Total Loans, excluding Nonaccrual   $ 1,075,401   $   905,675   $   824,356   $   794,786   $   752,381
Average Quarterly Investments                         $   466,052   $   548,793   $   585,654   $   475,082   $   410,650
Average Quarterly Interest Bearing Liabilities        $ 1,298,993   $ 1,216,476   $ 1,148,268   $ 1,015,659   $   969,365

Average Quarterly Assets                              $ 1,667,169   $ 1,578,508   $ 1,489,844   $ 1,375,328   $ 1,240,507
Average Quarterly Equity                              $    95,840   $    90,624   $    86,577   $    80,667   $    77,425

Regulatory Capital
               Tier I or Leverage Capital             $   130,279   $   123,287   $   115,951   $   102,025   $    99,755
               Total Capital                          $   165,354   $   161,103   $   154,597   $   120,281   $   117,031

Nonperforming Assets
               Nonaccrual Loans                       $     2,847   $     1,858   $     2,919   $     3,758   $     3,152
               Loans 90 Days Past Due & Accruing                -             -             -            75           108
               Restructured Loans                             482           327           377           531           903
               OREO                                           620           966           905         1,001         1,001
                                                      -----------   -----------   -----------   -----------   -----------
Total Nonperforming Assets                            $     3,949   $     3,151   $     4,201   $     5,365   $     5,164
                                                      ===========   ===========   ===========   ===========   ===========

Greater Bay Trust Company Assets                      $   630,840   $   649,336   $   581,437   $   636,362   $   576,290

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
SELECTED QUARTERLY CONSOLIDATED FINANCIAL CONDITION RATIOS:
                                                          Mar 31        Dec 31       Sept 30        Jun 30       Mar 31
                                                            1999          1998          1998          1998         1998
                                                      -----------   -----------   -----------   -----------   -----------
Loan to Deposit Ratio                                       74.37%        74.92%        66.74%        63.81%        70.76%
Ratio of Allowance for Loan Losses to:
               Total Loans                                   1.91%         2.12%         2.31%         2.19%         2.12%
               Total Nonperforming Assets                  554.95%       676.10%       472.77%       335.24%       320.78%

Total Nonperforming Assets to Total Assets                   0.22%         0.20%         0.27%         0.36%         0.39%

Ratio of Quarterly Net Charge-offs to Average Loans,
annualized                                                   0.10%         0.22%         0.02%         0.01%         0.01%
Ratio of YTD Net Charge-offs to Average Loans ,
annualized                                                   0.10%         0.21%         0.20%         0.30%         0.61%


Earning Assets to Total Assets                              93.03%        92.92%        93.41%        92.59%        91.46%
Earning Assets to Interest-Bearing Liabilities             120.25%       122.48%       120.21%       122.19%       120.12%

Capital Ratios:
               Leverage                                      7.81%         7.81%         7.78%         7.42%         8.04%
               Tier 1 Risk Based Capital                     9.23%         9.90%        10.99%        10.08%        10.57%
               Total Risk Based Capital                     11.72%        12.94%        14.65%        11.88%        12.41%

Risk Weighted Assets                                  $ 1,411,340   $ 1,245,336   $ 1,055,323   $ 1,012,545   $   943,348

Book Value Per Share                                  $     10.09   $      9.64   $      9.28   $      8.69   $      8.55
Total Shares Outstanding                                9,736,602     9,612,141     9,584,634     9,489,134     9,395,764



Note: Prior periods have been restated to reflect the mergers between Greater Bay Bancorp, Pacific Rim Bancorporation and Pacific Business Funding Corporation, on a pooling-of-interests basis.
--------------------------------------------------------------------------------

Greater Bay Creater Bay Bancrop Announces 29% Increase In Core Earnings April 13, 1999

                              GREATER BAY BANCORP
                      MARCH 31, 1999 - FINANCIAL SUMMARY
                 ($ in 000's, except share and per share data)

------------------------------------------------------------------------------------------------------------------------------------
SELECTED QUARTERLY CONSOLIDATED OPERATING DATA:
                                                                First          Fourth          Third         Second        First
                                                               Quarter         Quarter        Quarter       Quarter       Quarter
                                                                 1999           1998           1998          1998          1998
                                                             ----------       ---------     ---------      ---------     ---------
Interest Income                                              $   31,341       $  29,969     $  29,861      $  27,510     $  25,560
Interest Expense                                                 12,981          12,495        12,953         11,592        10,432
                                                             ----------       ---------     ---------      ---------     ---------
     Net Interest Income before Provision for Loan Losses        18,360          17,494        16,908         15,918        15,128

Provision for Loan Losses                                           861           1,901         1,791          1,347           996
                                                             ----------       ---------     ---------      ---------     ---------
     Net Interest Income after Provision for Loan Losses         17,499          15,593        15,117         14,571        14,132

Other Income:
Trust Fees                                                          721             664           642            617           550
Depositor Service Fees                                              352             357           361            349           420
Loan and International Banking Fees                                 309             176           165            190           146
Gain on Sale of SBA Loans                                           284             282           290            221           244
Gain/(loss) on Investments                                            -             320             4             42             8
Other Income (1)                                                    264             384            65            152          (339)
                                                             ----------       ---------     ---------      ---------     ---------
                                                                  1,930           2,183         1,527          1,571         1,029
Nonrecurring - Warrant Income                                         4             314           134              -           497
                                                             ----------       ---------     ---------      ---------     ---------
  Other Income                                                    1,934           2,497         1,661          1,571         1,526

Operating Expenses:
Compensation and Benefits                                         6,380           5,807         5,753          5,729         5,426
Occupancy and Equipment                                           2,072           1,751         1,542          1,535         1,389
Professional Services & Legal                                       489             432           403            377           385
Client Services                                                     252             140           122            131           151
FDIC Insurance and Assessments                                       92              84            88             77            89
Other Real Estate, Net                                               21              (6)           43             (8)           24
Other Expenses                                                    1,729           2,458         1,740          1,431         1,618
                                                             ----------       ---------     ---------      ---------     ---------
                                                                 11,035          10,666         9,691          9,272         9,082
Nonrecurring Expenses (2)                                             -             448           192              -           701
                                                             ----------       ---------     ---------      ---------     ---------
  Total Operating Expenses                                       11,035          11,114         9,883          9,272         9,783
                                                             ----------       ---------     ---------      ---------     ---------
Income before Income Taxes, Merger and Other Related
               Nonrecurring Costs and Extraordinary Items         8,398           6,976         6,895          6,870         5,875
Income Tax Expense                                                3,252           1,993         2,141          2,334         1,896
                                                             ----------       ---------     ---------      ---------     ---------
Income before Merger and Other Related Nonrecurring Costs
 and Extraordinary Items                                          5,146           4,983         4,754          4,536         3,979
Merger and Other Related Nonrecurring Costs, net of tax               -               -           360          1,314             -
                                                             ----------       ---------     ---------      ---------     ---------
Income before Extraordinary Items                                 5,146           4,983         4,394          3,222         3,979
Extraordinary Items, net of tax (3)                                 (88)              -             -              -             -
                                                             ----------       ---------     ---------      ---------     ---------
                   Net Income                                $    5,058           4,983     $   4,394      $   3,222     $   3,979
                                                             ==========       =========     =========      =========     =========
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
SELECTED QUARTERLY CONSOLIDATED OPERATING RATIOS:
                                                                First           Fourth          Third       Second     First
                                                               Quarter         Quarter         Quarter     Quarter   Quarter
                                                                1999             1998            1998        1998       1998
                                                             ------------     ---------     ---------   ---------  ---------
Income Per Share (Before Merger and Other Related
     Nonrecurring Costs and Extraordinary Items) (4) (5)
     Basic                                                    $      0.53          0.52   $      0.50   $      0.48   $      0.43
     Diluted                                                  $      0.50          0.48   $      0.47   $      0.44   $      0.39
Net Income Per Share (4) (5)
     Basic                                                    $      0.52          0.52   $      0.46   $      0.34   $      0.43
     Diluted                                                  $      0.49          0.48   $      0.43   $      0.31   $      0.39
Weighted Average Common Shares Outstanding (5)                  9,688,000     9,595,000     9,525,000     9,460,000     9,356,000
Weighted Average Common & Common Equivalent
     Shares Outstanding (5)                                    10,276,000    10,306,000     10,223,000   10,254,000    10,254,000
Return on Quarterly Average Assets, annualized (6)                   1.25%        1.25%           1.27%        1.32%         1.30%
Return on Quarterly Average Equity, annualized (6)                  21.78%       21.82%         21.79%        22.55%        20.84%
Net Interest Margin - Average Earning Assets                         4.83%        4.77%          4.76%         5.03%         5.28%
Operating Expense Ratio (Before Merger and Other Related
     Nonrecurring Costs and Extraordinary Items)                     2.68%        2.68%          2.58%         2.70%         2.97%
Efficiency Ratio (Before Merger and Other Related
     Nonrecurring Costs and Extraordinary Items)                    54.39%       54.21%         52.57%        53.02%        56.21%
-----------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
(1) Q1 and Q3 of 1998 includes a $700,000 and $100,000 write-down of an equity investment in accordance with APB 18, respectively.
(2) Q1, Q3 and Q4 of 1998 nonrecurring expenses are comprised of $701,000, $192,000 and $448,000 in donations to the GBB Foundation, respectively.
(3) Includes $88,000 loss on early retirement of subordinated debt.
(4) Net income per share for prior periods have been restated as required by the adoption of SFAS No. 128. In accordance with the newly adopted accounting standard, Net income Per Share is now presented on a Basic and Diluted basis.
(5) Restated to reflect the 2-for-1 stock split declared for shareholders of record as of April 30, 1998.
(6) Before Merger and Other Related Nonrecurring Costs and Extraordinary Items of $88,000, net of tax, in Q1 1999, $360,000, net of tax, in Q3 of 1998, and
    $1.31 million, net of tax, in Q2 of 1998.

Note: Prior periods have been restated to reflect the mergers between Greater Bay Bancorp, Pacific Rim Bancorporation and Pacific Business Funding Corporation, on a pooling-of-interests basis.
--------------------------------------------------------------------------------

Greater Bay Greater Bay Bancorp Announces 29% Increase In Core Earnings
April 13, 1999
Page 5
                              GREATER BAY BANCORP
                      MARCH 31, 1999 - FINANCIAL SUMMARY
                        ($ in 000's, except shar data)
--------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------
SELECTED YEAR TO DATE CONSOLIDATED OPERATING DATA:
                                                                           MARCH 31,         MARCH 31,
                                                                                1999              1998
                                                                           ---------         ---------
Interest Income                                                            $ 31,341          $ 25,560
Interest Expense                                                             12,981            10,432
                                                                           --------          --------
        Net Interest Income Before Provision for Loan Losses                 18,360            15,128

Provision for Loan Losses                                                       861               996
                                                                           --------          --------
        Net Interest Income After Provision for Loan Losses                  17,499            14,132

Other Income (1)                                                              1,930             1,029
Nonrecurring - Warrant Income                                                     4               497
                                                                           --------          --------
  Total Other Income                                                          1,934             1,526

Operating Expenses                                                           11,035             9,082
Other Expenses - nonrecurring (2)                                                 -               701
                                                                           --------          --------
  Total Operating Expenses                                                   11,035             9,783
                                                                           --------          --------
Income Before Income Taxes and Extraordinary Items                            8,398             5,875
Income Tax Expense                                                            3,252             1,896
                                                                           --------          --------
Income Before Extraordinary Items                                             5,146             3,979
Extraordinary Items (3)                                                         (88)                -
                                                                           --------          --------
        Net Income                                                         $  5,058          $  3,979
                                                                           --------          --------

-------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------
SELECTED YEAR TO DATE CONSOLIDATED OPERATING RATIOS:
                                                                         MARCH 31,            MARCH 31,
                                                                             1999                   1998
                                                                       ----------            -----------
Income Per Share (Before Extraordinary Items) (4) (5)
     Basic                                                             $     0.53            $     0.43
     Diluted                                                           $     0.50            $     0.39
Net Income Per Share (4) (5)
     Basic                                                             $     0.52            $     0.43
     Diluted                                                           $     0.49            $     0.39
Weighted Average Common Shares Outstanding (5)                          9,688,000             9,356,000
Weighted Average Common & Common Equivalent Shares Outstanding (5)     10,276,000            10,254,000
Return on Average Assets, annualized (6)                                     1.25%                 1.30%
Return on Average Equity, annualized (6)                                    21.78%                20.84%
Net Interest Margin - Average Earning Assets                                 4.83%                 5.28%
Operating Expense Ratio (Before Extraordinary Items)                         2.68%                 2.87%
Efficiency Ratio (Before Extraordinary Items)                               54.39%                56.21%

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Q1 of 1998 includes a $700,000 write-down of an equity investment in accordance with APB 18.
(2) Q1 of 1998 nonrecurring expenses are comprised of a $701,000 donation to the GBB Foundation.
(3)  Includes $88,000 loss on early retirement of subordinated debt.
(4) Net income per share for prior periods have been restated as required by the adoption of SFAS No. 128. In accordance with the newly adopted accounting standard, Net income per share is now presented on a Basic and Diluted basis.
(5) Restated to reflect the 2-for-1 stock split declared for shareholders of record as of April 30, 1998.
(6) Before Extraordinary Items of $88,000, net of tax in Q1 of 1999.


Note: Prior periods have been restated to reflect the mergers between Greater Bay Bancorp, Pacific Rim Bancorporation and Pacific Business Funding Corporation, on a pooling-of-interests basis.
--------------------------------------------------------------------------------